AMENDMENT TO THE
AMENDED AND RESTATED
BYLAWS
OF
SWIFT TRANSPORTATION CO., INC.
     In accordance with Article XI of the Corporation’s Amended and Restated Bylaws, Article II, Section 12, of the Corporation’s Amended and Restated Bylaws is amended in its entirety as follows:
     12. Voting by Proxy.
     At any meeting of the stockholders, any stockholder may be represented and vote by a proxy or proxies, in any manner consistent with the requirements of the Nevada General Corporation Law. In the event that any such proxy shall designate two (2) or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such proxy upon all the persons so designated unless the proxy shall otherwise provide. No such proxy shall be valid after the expiration of six (6) months from its date, unless coupled with an interest or unless the person providing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from its date. Subject to the above, a proxy is not revoked and continues in full force and effect until an instrument revoking it or a new proxy, bearing a later date, is filed with the Secretary of the Corporation.